Exhibit 99.01
FOR IMMEDIATE RELEASE
MEDIA CONTACT:
Kasey Holman
Media Relations - Silicon Image, Inc.
Phone: 408-616-4192
kasey.holman@siliconimage.com
INVESTOR CONTACT:
David H. Allen
Investor Relations - Silicon Image, Inc.
Phone: 408-616-4003
david.allen@siliconimage.com
SILICON IMAGE APPOINTS SAL COBAR VICE PRESIDENT OF WORLD-WIDE SALES
SUNNYVALE, Calif., April 23, 2007 — Silicon Image, Inc. (NASDAQ: SIMG), a leader in semiconductors for the secure storage, distribution and presentation of high-definition content, today announced that it has promoted Sal Cobar, 53, to the position of vice president of world-wide sales. Cobar, previously senior director, strategic accounts and Americas sales, was instrumental in developing and spearheading the company’s overall strategic account sales initiatives as well as leading the Americas sales team. Reporting to Steve Tirado, Silicon Image president and chief executive officer, Cobar is responsible for building and executing the company’s world-wide sales strategy.
Cobar brings over 30 years of industry experience to his new role. Prior to joining the company five years ago, Cobar held several strategic sales and marketing positions over the course of 12 years at Sun Microsystems, Inc. In those positions, Cobar had management and executive responsibilities for engineering, operations, and the creation and execution of new markets for network-based thin client technology. Previously, he worked at Xerox Corp. for nine years driving multiple engineering and operations initiatives. Cobar earned a bachelor’s degree in systems engineering from California State University, San Jose and a master’s degree in marketing from Golden Gate University, San Francisco.
“Sal has been an important contributor to our sales organization and will be a welcome and valuable addition to the executive team,” said Tirado. “Sal’s leadership skills and customer focus have made him extremely effective in identifying revenue growth opportunities and creating strategies that capitalize on our industry leading technology. Sal is recognized and highly respected in the industry throughout the world and has developed the necessary executive customer relationships to step into the vice president of world-wide sales position.”
“In today’s marketplace, understanding the customer’s needs and delivering value and innovation is critical in order to sustain differentiation and success,” said Cobar. “I am excited to join this dynamic team and help grow and execute its global sales strategy to further enable the digital consumer experience.”
Cobar replaces Rob Valiton who will be leaving the company by the end of this month to pursue another opportunity.

“I want to thank Rob for his contributions over the past seven years and wish him every success in his new endeavor,” said Tirado.
About Silicon Image, Inc.
Headquartered in Sunnyvale, California, Silicon Image, Inc. is a leader in driving the architecture and semiconductor implementation for the secure storage, distribution and presentation of high-definition content in the consumer electronics and personal computing markets. Silicon Image creates and drives industry standards for digital content delivery such as DVI, HDMI™ and Serial ATA, leveraging partnerships with global leaders in the consumer electronics and personal computing markets to meet the growing digital content needs of consumers worldwide. With a proven track record of improving cross-product interoperability, Silicon Image has shipped more than 100 million HDMI/HDCP and DVI/HDCP semiconductor solutions. In addition, Silicon Image offers one of the most robust and comprehensively tested technology platforms in the consumer electronics industry through the Simplay HD™ Testing Program of Simplay Labs. Simplay Labs, LLC, a wholly-owned subsidiary of Silicon Image, is a leading provider of testing technologies, tools and services for high-definition consumer electronics devices such as HDTVs, set-top boxes, audio/video receivers and DVD players, helping manufacturers to achieve compatibility and deliver the highest-quality HDTV experience to consumers. Silicon Image is the leading provider of semiconductor intellectual property solutions for high-definition multimedia and data storage applications. For more information, please visit www.siliconimage.com.
NOTE: Silicon Image and Simplay HD are trademarks, registered trademarks or service marks of Silicon Image, Inc. in the United States and other countries. HDMI™ and High-Definition Multimedia Interface are trademarks or registered trademarks of HDMI Licensing, LLC in the United States and other countries, and are used under license from HDMI Licensing, LLC. All other trademarks and registered trademarks are the property of their respective owners.
Forward-Looking Statements
This news release contains forward-looking information within the meaning of federal securities regulations. These forward-looking statements include, but are not limited to, statements related to Cobar’s responsibilities and contributions as Silicon Image’s vice president of world-wide sales. These forward-looking statements involve risks and uncertainties, including those described from time to time in Silicon Image’s filings with the Securities and Exchange Commission (SEC) that could cause the actual results to differ materially from those anticipated by these forward-looking statements. In particular Cobar’s responsibilities and contributions may differ materially from what is currently anticipated. In addition, see the Risk Factors section of the most recent Form 10-K or Form 10-Q filed by Silicon Image with the SEC. Silicon Image assumes no obligation to update any forward-looking information contained in this press release.